EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class N Redeemable Common Stock, par value $.01 per share of Invesco Real Estate Income Trust Inc., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of November 7, 2024.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Helder P. Pereira
Name: Helder P. Pereira
Title: Authorized Signatory

STILLINGS STREET LLC

By: /s/ Helder P. Pereira
Name: Helder P. Pereira
Title: Authorized Signatory